Exhibit 99.1

GlobalSCAPE Provides Revenue Expectations for Fourth Quarter 2005
Tuesday January 17, 8:00 am ET

SAN ANTONIO—(BUSINESS WIRE)—Jan. 17, 2006—GlobalSCAPE, Inc. (OTCBB:GSCP - News), a leading developer of enhanced file transfer management solutions, today announced sales estimates for the fourth quarter of fiscal 2005. The Company said these revenue estimates remain subject to change as the Company completes its quarter and subsequent financial closing process.

Net revenues for the fourth quarter are expected to be between $1,800,000 and $1,900,000. The Company reported net revenue of $1,200,502 in the third quarter of 2004.

“We exceeded our plan for our 2005 growth initiatives and look to continue our growth in 2006. We look forward to providing more detail on our actual results when we file our 10-K in early March,” said Charles Poole, president and chief operating officer of GlobalSCAPE.

In a related development, a group of GlobalSCAPE executives acquired 340,000 shares of GlobalSCAPE stock from Sandra Poole-Christal in a private placement. In the lock-up agreement, Ms. Poole-Christal agreed to withhold all additional sales for one year from the transaction date of January 13, 2006.

About GlobalSCAPE

GlobalSCAPE (OTCBB:GSCP - News) provides secure file management software that enables companies to safely send data over the Internet. GlobalSCAPE’s products guarantee the privacy of critical information such as the transfer of financial data, medical records, customer files, intellectual property, and other sensitive documents. GlobalSCAPE’s file management software ensures compliance with government regulations on protecting information and allows enterprises to reduce IT costs, increase efficiency, track and audit transactions, and automate processes. GlobalSCAPE’s products are used by leading technology, banking, healthcare, and public sector organizations and can be customized to fit various customer needs, creating a variety of solutions. In addition, GlobalSCAPE provides content management and website development tools. Founded in 1996, GlobalSCAPE is the developer of CuteFTP, the most popular file transfer protocol application on the market. GlobalSCAPE is headquartered in San Antonio, TX. For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, the Company’s revenue estimates for the third quarter of 2005. The words “believe,” “expect,” “should,” “intend,” “estimate,” and “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2004 calendar year, filed on March 24, 2005 with the Securities and Exchange Commission.

Contact:

GlobalSCAPE, Inc., San Antonio

Susan McRee, 210-308-8267, ext. 101

www.globalscape.com/company/contact.asp